TYPE:  EX-23

BARRINGTON LABORATORIES, INC.

EXHIBIT #23 Consent of Experts and Counsel

Barry L. Friedman, P.C., CPA


To Whom It May Concern:	March 26, 1999

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of March 26, 1999, on the Financial Statements of Barrington Laboratories, Inc., as of February 28, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Barry L. Friedman
-----------------------------
Barry L. Friedman, P.C., CPA
1582 Tulita Drive
Las Vegas, NV  89123
Office:  702-361-8414
Fax:  702-896-0278

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